CPS TECHNOLOGIES CORP.

Moderator:    Grant Bennett

July 30, 2015

4:30 p.m. ET

Operator:               This is Conference #:        95839306.

                              Good afternoon.  My name is Ronnie and I will be your conference operator today.  At this time, I would like to welcome everyone to the CPS Technologies Corp Second Quarter Investor Conference Call.

                              All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question-and-answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

                              I would now like to turn the call over to Ralph Norwood, Chief Financial Officer.  Please go ahead, sir.

Ralph Norwood:   Thank you, operator.  And good afternoon.  Before we begin the business portion of this call, I’d like to point out to all of you that the statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be considered as subject to the many uncertainties that exist in CPS’s operations and environment.  These uncertainties include economic conditions, market demands and competitive factors.  Such factors could cause actual results to differ materially to those in any forward-looking statement.

                              Now I would like to turn the call over to Grant to offer his perspective on the second quarter results.

Grant Bennett:      Thank you, Ralph, and welcome to each of you.  I hope you’ve had a chance to review our press release.  The results for the quarter just ended show a 10 percent increase in revenues compared to the same quarter a year ago.  In the quarter, we generated profits, generated cash and had an improvement in gross margins of approximately two percentage points.  Nonetheless, it was a challenging quarter due primarily to exchange rates and, in particular, due to the strengthening of the dollar.  As you’re aware, approximately 70 percent of our sales are from exports.

                              Looking first at Europe, since we sell in dollars, a weaker Euro has resulted in higher prices for our European customers or to our European customers.  Just to put this in perspective, if we maintain the same price in terms of dollars, our products are 22 percent more expensive today in Europe than they were a year ago due solely to the strengthening of the dollar.  To compensate for this very significant difference, we have had to reduce prices on some parts selling into Europe.

                              Just to round out the picture on exchange rates, the dollar also continued to strengthen versus the Yen.  That benefits our principal competitor who is Japanese, and we compete with them in Europe and elsewhere.  Again, just by way of perspective, the Yen is 18 percent weaker than it was a year ago at this time.  Nonetheless, in spite of those challenges and reduced prices, revenues increased by 10 percent, profitability improved and gross margins improved.  Ralph will comment in more detail on those results.

                              Let me turn now to the near- and long-term and mention a couple of important developments.  In the quarter just ended, we completed our search for and have hired a sales manager in China.  Our new hire will be working out of an office in Beijing.  He was here two weeks ago for in-person training.  We see many growth opportunities in China, initially in the market for base plates for railways applications, but more broadly, essentially in all the areas in which we have products.

                              We have commented in several conference calls on the effort we’ve had underway to add additional sales representatives.  The sales representatives, in particular in the U.S. that were added over the last year, are starting to bear fruit.  We have some important design wins, in particular in some defense electronics applications which will indeed generate growth.

                              Very importantly and positively, the demand for fracking sealers, ball sealers that are used in hydraulic fracking for oil and gas exploration --- this demand had been significant in the last half of 2014 but essentially dried up in the first half of the year as the number of rigs in service declined due to the low price of oil.  Well, the demand is starting to return.  We received orders late in the quarter just ended that will generate meaningful revenues in this quarter and in the fourth quarter of this year.  Essentially, inventory – excess inventory --- has been consumed.  Although the number of new wells being drilled is lower than it’s been in the past, nonetheless, there is an underlying level of demand that is very attractive for us.

                              We also, in the quarter just ended, received a small follow on order for the component that will be used in Raytheon’s Air Missile Defense Radar program or AMDR program.  The volume production for this program is scheduled to begin right at the end of this year or early 2016.  Raytheon needs to begin delivery of the completed radar systems in 2016.  This is a very significant program for us that will generate very significant revenues for many years.

                              I'm pleased to indicate that in the quarter just ended, we received our first order for an armor component used in a military vehicle.  It’s a low-volume military vehicle.  Our order comes from a subcontractor but the ultimate customer is the U.S. Marine Corps.  It’s a small but very important beginning and a corroboration of the value that we bring in this area.

                              We also continue to be engaged with potential customers in a variety of potential new applications.  For example, we’ve been engaged with Airbus in Europe on a metal matrix foil that has some fire prevention properties.  They’ve done some extensive testing and published the results of that testing.  I simply indicate that as an example of some the new exploration that occurs on an ongoing basis.

                              We have many growth opportunities and we believe we’re executing on those opportunities.

Let me update you on a topic that has come up for several conference calls namely the status of our patent dispute in Japan.

                              On July 16th, the Intellectual Property High Court of Japan issued their decision on the validity of our competitor’s patent.  The court ruled that six of the 11 claims in the patent are invalid.  They upheld as valid five of the claims.  The claims the court ruled are invalid included the specific claim which our competitor asserts CPS is infringing.  We believe strongly we’re not infringing but we’ve sought to remove that ambiguity in the marketplace.  Our competitor under the Japanese patenting system will be given by  an opportunity to modify those claims that are ruled invalid in order to address the reasons for invalidation.  So, the issue is not definitively concluded.  Nonetheless, we view this court’s ruling as a very positive decision for CPS and essentially is the end of the road on this topic.  And we believe that it will open up for us the opportunities in Japan.

                              We are increasing our sales and marketing activities in Japan as we speak.  We intend to issue a more extensive press release when the issue is definitively resolved and no further appeals are possible.  But in short, the decision of the Intellectual Property High Court, we view as a very positive decision.

                              CPS has been very successful in Europe and with the patent issue essentially resolved in Japan and with the hiring of our Chinese sales manager, we are confident that we’ll be equally successful in the Far East.  We already have a meaningful presence in the sense that we’re shipping lids and heat spreaders to South Korea and the Philippines on a weekly basis.  We also expect to be able to identify opportunities for lids and heat spreaders in China.

                              With those comments, let me turn the time back to Ralph to provide more detail on the performance of the quarter just ended.

Ralph Norwood:   Thank you, Grant.  Revenues for the quarter totaled $5.6 million.  And, as Grant said, that’s up 10 percent versus the second quarter a year ago as we increased sales in both base plates and hermetic packages.  And as he also mentioned, we were able to achieve this increase despite having to adjust prices by approximately $400,000 in response to the competitive pressures arising from the strong dollar.

                              Gross margins were 23 percent for revenues, up from the 21 percent a year ago --- in part because we benefited from increased volume.  And also last year in the second quarter, we had some manufacturing inefficiencies which we were able to avoid in this quarter which also added to the gross margin percentage.  These factors more than offset the impact of the price reductions.  As a side light, if we were to have the same prices as we do a year ago, our gross margins would have approached 30 percent in the quarter.  We know we can’t control that but nonetheless those are the facts.

                              Selling, general and administrative costs totaled $1.1 million.  They were down 4 percent versus the second quarter a year ago.  We had increased cost due to the listing on Nasdaq as well as the cost of our China office, but they were more than offset by lower marketing cost in the form of travel, conference fees and lower legal expenses tied to the Japanese patent issue.

                              Operating profit totaled $188,000 compared to a net loss of $95,000 in the same quarter a year ago, with volume being the primary driver.

                              Turning now to the balance sheet --- we ended the quarter with $2.8 million cash and no bank borrowings.  We were also free of capital leases.  These cash levels more than double the amount we had a year ago.  In fact, it’s the highest level of cash we’ve had in more than five years.  I didn’t go back much farther than that.

                              Our receivables totaled $3.8 million at the end of June, representing 61 days sales outstanding which is consistent with historical trends.

                              Inventories at the end of the quarter totaled $2.8 million,  flat with the same quarter a year ago, and represents inventory turnover of nearly seven times over the last year.

                              Finally, on the asset side, we had ended June with $2.2 million of deferred taxes.  And as I’ve mentioned many times before, this will shield us from paying cash taxes on approximately $6 million of future  pre-tax income.

                              On the liability side, payables and accruals totaled $2.7 million, again in line with the past few quarters and represents typical accruals and aging.

                              At the end of the quarter, our current ratio was 3.7x, up from 3.3x a year ago.  And we had an untapped committed $2 million line of credit with Santander.

                              At this time, operator, we are ready to take some questions.

Operator:               At this time, if you would like to ask a question, press star then the number one on your telephone keypad.  Again, that’s star one.  And we’ll pause for just a moment to compile the Q&A roster.

                              Your first question comes from the line of (Mot Howard) with (Bryn Mawr).

(Mot Howard):      Hi.  My question is this – good morning – good afternoon, by the way.  You said 23 percent profit margins versus 21.  The 21 was low last year because you had some extra costs.  Now, for the second half of this year, are we comparing the 21 in – or are we comparative higher and we’re going to have negative comparisons?

Ralph Norwood:   Well, as we’ve indicated before, our – our – our vision is really limited for – to a couple of months.  So, we provide general guidance for the coming quarter.  Beyond that, the margin will be dependent upon a number of factors.  But we will be hopeful that we would continue to avoid these manufacturing efficiencies and if we get a little bit success in the product mix, we should be on the favorable side.  But that’s a little farther than we’re comfortable projecting.

(Mot Howard):      OK.  One last question.  Are there – are there some new – you talked about Raytheon for a while, are there any other sort of big hope electronic areas that you – not necessarily in the next two or three months, but in the next eight or nine or 10 months you see?

Grant Bennett:      Well, we look at additional customers for current products.  And as we’ve mentioned many times, approximately 40 percent of the worldwide railway construction is in China and we’re participating there via our European customers.  But as the Chinese start to make equipment themselves, and for that matter as they start to export around the world, we see that as an important growth opportunity for us.

                              Our second largest source of revenue in terms of product lines comes from hybrid and electric vehicles.  And although price of oil is down, we see growth in that area as well.  And in many ways, it’s still in its infancy but we have a good position with primarily the tier one suppliers.

                              So, in our existing product lines, we see growth with new customers.  And then in terms of newer product lines, we certainly see growth in the components for fracking.  And we certainly see growth in the area of armor.

(Mot Howard):      Thank you very much.  Appreciate it.

Grant Bennett:      Thank you.

Operator:               Your next question comes from the line of (Walter Schenker) with (Maz Partners).

(Walter Schenker):      A couple of questions.  First, if you believe that in Japan, because of the decision of the patent court that this is certainly over, do your Japanese potential customers look at it the same way or are they going to wait as best you can determine throughout the process to allow them to alter or whatever the right term is, change their patent claims?

Grant Bennett:      Certainly a definitive invalidation of the entire patent would have been the best possible outcome;  but our competitor’s assertion has been limited to one claim in the patent.  And that claim has now been ruled invalid.  There still remains a process whereby our competitor has one last opportunity to try and revise the claims to meet the reasons for invalidation. Nonetheless their assertion is that we’re infringing is essentially evaporating as time goes by and the claim is either eliminated in its entirety or significantly narrowed.

                              So, it would have been nice if it was an unambiguous decision that the patent is invalid.  But nonetheless, we feel very positive about the outcome.   To specifically answer your question, as we interact with our potential customers there, although they are just digesting the decision as well, it’s very clear to us, that their interpretation will be the same as ours.  We really think this essentially resolves that issue.

Ralph Norwood:   And we’ve been engaged recently, too, in providing samples and increased correspondence with these companies.  You know who they are, the big four or five.  And we expect to have meetings with all of them in the coming months.

(Walter Schenker):      OK.  And on the initial order – and I'm not sure what the definitions of limited or small for a marine application in a vehicle on the armor side – this is something which is an ongoing program or they’re just doing a few specialty vehicles?  And to what extent is it designed into some program of greater size that would be something that would be still possibly or probably years away?

Grant Bennett:      Essentially, your comment is correct.  I would cast a little more favorable, more positive interpretation on my earlier comments.  What I mean by that is we’ve had years of R&D primarily funded by the Army Research Laboratory.  We’ve had all kinds of interactions with the Defense Department.  And all of it’s been very, very positive.  And what we have here is a major defense contractor selecting us in a competitive environment to provide a component to go into the armouring of a vehicle where they have won the contract from the Marine Corps.  This program is for hundreds of vehicles as opposed to thousands or tens of thousands.  The first order as always the most difficult and then the gates tend to open.  So, we view this order on the armor side as a very important opening.

                              At a minimum, this particular contractor competitively made decision to use our armor.  And we expect additional business with them.  But more importantly, it will be out in the field and visible to everyone.  So, we’re excited about it.

(Walter Schenker):      OK.  And lastly, in regard to the need to adjust pricing relative to competitive currencies, at this point as of the end of the quarter, you’re reasonably caught up on where currencies were at that point, or you felt you’re still somewhat behind in adjusting prices?

Ralph Norwood:   Let me take that one.  Certainly over the next few months, we don’t expect any changes.  But toward the end of the year, we engage with our major customers and price negotiations for the coming year, and those will be happening in the fall.

(Walter Schenker):      OK.  Thank you.

Ralph Norwood:   And frankly, we don’t go into those negotiations in a defensive way.  We really want to be aggressive and often times market share is important and we think we can generate attractive returns, we’ll be aggressive in pricing.

(Walter Schenker):      OK.  Good luck on that.  Thank you.

Grant Bennett:      Thank you.

Operator:               And your next question comes from the line of (David Birnie), a private investor.

(David Birnie):      Hey.

Grant Bennett:      Hi, (David).

(David Birnie):      Hi.  How are you?

Grant Bennett:      Good.

Ralph Norwood:   Fine.

(David Birnie):      I have a question on this Japanese patent issue again, I was under the impression that this was going to be resolved once and for all.  Were you guys aware that there was this additional process?

Ralph Norwood:   No, but sometimes we don't know when the fat lady sings in Japan.  I think we thought it would end a long time ago.  And then each time it seems to get extended, is the truthful answer.

(David Birnie):      Do you have any ideas on what the timetable is now for this last – supposedly last step?

Grant Bennett:      It’s months but I don’t know the exact timetable.

(David Birnie):      But is it – is it a fair – is it a fair statement to say that you feel that you’re just pretty much going ahead with the situation there, and as far as you’re concerned businesswise?

Grant Bennett:      That’s correct.  That’s correct.

Ralph Norwood:   And as I said earlier, too, (David), there’s no question that these major Japanese customers are also moving in our direction with a similar perspective.

Grant Bennett:      I am anxious to communicate that we view this decision as a – as a victory.  Again today, the claim is indeed invalidated.

(David Birnie):      Right.

Grant Bennett:      The Intellectual High Property Court has, in invalidating it,  remanded it back to the Japanese Patent Office with the instruction that there should be one opportunity for our competitor to narrow the scope of the claim in order to address the reasons for invalidation.  We will then have an opportunity to respond to that.

                              Even if they are successful, the narrowing of the claim we think will make it completely clear to all that it isn’t an issue.  So, we’re feeling very good about this.

(David Birnie):      OK.  I just – I just hope we all live long enough to see the end of (talking).

Grant Bennett:      Yes, yes.

(David Birnie):      My other question is just a general question about when we’re talking about hybrid vehicles, electric vehicles, has CPS had any kind of contact or do you have any feel for the American armor (deal) market in terms of having any prospects in that area?

Ralph Norwood:   The hybrid and electric vehicle market share has been flat around 3 percent for the last couple of years.  But we all know that what it’s going to take is to increase the range in particular and battery technology is happening all around the world.  I think it’s,  frankly, only a matter of time before the range gets up into the 300 or 400 miles and beyond where it no longer becomes an issue.  And you know, my own personal view is that the market share will go well beyond 10 percent down the road.

(David Birnie):      Great.

Grant Bennett:  (David), in answer to your question specifically, of the three major U.S. automakers, we have been to all of them multiple times.  There is very little activity going on at Chrysler in terms of development in this area.  There is much more activity going on at Ford and GM.  And at both Ford and GM, if you look across their product line, in some cases, they are procuring the subsystems from the U.S., and in some cases, they’re procuring them from Europe and Japan.  We are engaged with Ford and GM but they appear to us to, in fact, be behind both the Europeans and the Japanese.

(David Birnie):      OK.  Thank you.

Grant Bennett:      Thank you.

Operator:               And there are no more audio questions at this time.

Ralph Norwood:   Operator, would you poll one more time just to give everyone one more opportunity to ask a question?

Operator:               Sure.  Again, if you’d like to ask a question, press star and the number one on your telephone keypad.  Again, that’s star one.

                              And you have a question from the line of (Fred Milligan) with (Wunderlich Securities).

(Fred Milligan):     Thank you.  Thank you, Ralph.  I thought I was being left out.

Ralph Norwood:   We wouldn’t want to miss you, (Fred).  It wouldn’t be the same.

(Fred Milligan):     Thank you.  Raytheon order, you mentioned – you left me with the impression that there’s been an incremental increase in that order.  Is that true?  Is something new coming into it in addition to what we’ve talked about in the past?

Grant Bennett:      No.  Let me – let me clarify.  If you Google Raytheon AMDR, Raytheon has a several web pages dedicated to this program.  They include some dates on delivery of some of the systems.  The volume production begins for us at the end of this year or the early part of next year in order for Raytheon to make a system and begin delivering in 2016.

                              Raytheon as part of their own internal testing, scale up and debugging placed a relatively modest order for some of these components.  But we mention it simply to say that the program is very, very real and it’s going forward.  And again, it will be generating – if we look at the commitments Raytheon has already announced --- we’re looking at about $17 million of revenue from this product over the next three to four years.  We think that, in fact, it could be higher than that.  And we think it will continue for many years.

Ralph Norwood:   I think the follow on order, (Fred), is just a really good signal that this is going to get moving in 2016.

(Fred Milligan):     OK.

Ralph Norwood:   We put zero in our – in our operating plans for 2015 and the fact that we now have a follow on order is just – it’s just a good sign that this is not going be delayed.  We’re going to see meaningful numbers in 2016.

(Fred Milligan):     OK.  The Japanese situation, I’m kind of finding some (ambivalence) here. Are they now –  and that is the competition – are they categorically disallowing it from talking about the infringement on the part of you guys?

Grant Bennett:      No.  You know, there’s the whole …

                              (CROSSTALK)

(Fred Milligan):     I mean, that’s the basis of (inaudible).  That was the basis of the suit.

Grant Bennett:      They’ve said CPS is infringing claim one of this specific patent and today, claim one does not exist.  In other words, it’s been ruled invalid.  And so, the, you know, you can’t claim we’re infringing something that doesn’t exist.  Now again, we’re finding the legal process always has one more road to go down.  And we hope that they will not be successful in rewriting and in narrowing the claims so that the final result may be the claim is never reinstated in any way.  But even if it is, if they are successful in rewriting and narrowing, we think it will be done in such a way that it’s very clear to all that we don’t infringe.  So, again it’s, you know, it’s not 100 percent of what we wanted but we really do think it’s 90 percent of what we hoped for.

(Fred Milligan):     The Airbus involvement there – OK, I don't know how far you’re along in about the testing, whatever, because – but our airline industry represents a tremendous potential, I would think.  So, this is sort of something that precludes that?

Grant Bennett:      The airline industry does represent enormous potential for us.  We have a number of parts today that ultimately end up in the cockpit of airliners.  We make a part that we sell to a subcontractor, but ultimately the part ends up in the motor control module of several Airbus airliners.  The A380, for example, the cargo doors, the actuation mechanism is controlled by a motor controller built on our baseplates.

                              So, the airline industry in total represents a significant opportunity.  What  I was referring to is very exciting to us, and what I'm really trying to say is that we have both near-term opportunities and we have longer-term opportunities.  But coming out of the R&D that we’ve done in armor, one of the spinoff products is a metal matrix composite sheet with unique fire protection properties.  If loaded with the right type and amount and form of ceramic, it has wonderful fire resistance properties.  You can put a flame on it for an extended period of time and the flame will not burn through.  Airbus was fascinated at this.  They see some potential applications eventually – potentially even in surrounding the entire passenger cabin.  But in the short-term, there are some areas such as protecting the auxiliary power unit or protecting passengers from the auxiliary power unit.

                              Ee want to signal that the technology has legs in new applications.  And that we are interacting with the major players in meaningful ways.

(Fred Milligan):     Has Boeing expressed any interest in this?

Grant Bennett:      They haven’t yet.  But, you know, the airline manufacturers, are fierce competitors and they also share a great deal of data.  We worked out an arrangement with Airbus where they did this testing to essentially an industry standard specification.  And we have the permission to share the results of that testing with other companies.  So, we’re going to be talking to Boeing shortly.

(Fred Milligan):     Now, getting back to the armor situation, you got this order from Marine Corps, and then (inaudible) pieces.  Now, are you in discussion with the Army as well as the Marine?

Grant Bennett:      Absolutely.  We, you know, we are in discussion and we actually have some modest orders – purchase orders from both the Army Research Laboratory and from what’s called (TARDEC) which is the tank command in Michigan.  And they continue to buy, evaluate, test and even recommend our product to their vendors.

(Fred Milligan):     When did that go into effect?

Grant Bennett:      Well, it’s ongoing.

(Fred Milligan):     OK.

Grant Bennett:      It’s ongoing.  And again, what we have now is a defense contractor saying yes, I am going to use it on this vehicle, and it’s the best solution that I can find, and it’s financially attractive to use it.  So, for us, it’s an important beginning.

(Fred Milligan):     In the past, you’ve talked about Israel as being potentially something that could be significant, too.  How does that stand?  What’s going on there?

Grant Bennett:      We continue to both ship prototypes, to receive prototype orders, and to interact with companies coming out of that market.  And in fact, just Monday of this week, I was in Silicon Valley meeting with a very large U.S. company.  And the meeting was Monday because I was meeting with the general manager of the Israeli division of that company at the corporate headquarters to discuss potential opportunity that, if it comes to fruition, we would ship our product to Israel and  it would be assembled in there.  So, we continue to view Israel as a fruitful opportunity for us.

(Fred Milligan):     Well, that’s all I have today.  We’ll be in touch.  Thank you very much.

Grant Bennett:      Very good.  Let me thank each of you for joining us.  And I'm very anxious to signal our confidence and optimism about the growth opportunities and in particular, we view very positive developments in both Japan and China.  We view positive near-term developments in our components going into the fracking industry.  And on a more long-term basis, we see this underlying trend of electrification, meaning that our core products have growth opportunities in the double digits for the next several years.

                              So, thank you for joining us.  We reiterate, as we do each time, our invitation to come visit us if you’re in the Greater Boston area.  And in the meantime, feel free to call or email and we’d love to stay in touch.  Thank you very much.

Ralph Norwood:   Thank you, operator.

                              Operator?

Operator:               Yes?

Ralph Norwood:   This concludes the call.

Operator:               OK.  This concludes today’s conference call.  You may now disconnect.

END